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                                                                       Exhibit 5
                         [Kirkland & Ellis Letterhead]


To Call Writer Direct:
     312-861-2000


                                August 18, 1997


Material Sciences Corporation
2200 East Pratt Boulevard
Elk Grove Village, Illinois   60007

     Re:  Material Sciences Corporation 1992 Omnibus Stock Awards Plan
            for Key Employees
          Registration Statement on Form S-8

Ladies and Gentlemen:

          We are issuing this letter in our capacity as special legal counsel to Material Sciences Corporation, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of 150,000 shares (the "Shares") of its Common Stock, par value $.02 per share, pursuant to a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Commission") on the date of this letter under the Securities Act of 1933, as amended (the "Securities Act"). This opinion letter is being delivered in response to Section 601(5) of Regulation S-K of the Securities and Exchange Commission, which requires the filing of an opinion of counsel with respect to the legality of the securities being registered on Form S-8 under the Securities Act. The Shares are to be issued and sold by the Company to certain employees of the Company and its participating subsidiaries pursuant to the Material Sciences Corporation 1992 Omnibus Stock Awards Plan for Key Employees (the "Plan").

          Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that in our opinion the Shares are duly authorized and, when the Shares have been duly issued in accordance with the terms of the Plan and the respective stock award or option agreement and when the Shares are duly countersigned by the Company's registrar, and upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and nonassessable.

          We have assumed that each document we have reviewed for purposes of this letter is accurate and complete, that each such document that purports to be an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. We have assumed that all documents we have reviewed have been duly authorized, executed and delivered by the respective parties thereto, the respective parties thereto had the corporate power and authority to execute, deliver and perform
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Material Sciences Corporation
August 18, 1997
Page 2

such documents, the execution, delivery and performance of such documents by each party thereto did not and will not violate the charter or bylaws of such party or any contract to which such party is bound and comply with all laws, governmental rules and regulations applicable to each such party, and that such documents constitute the valid and binding obligation of such party, enforceable against such party in accordance with their respective terms.

          In preparing this letter we have relied without independent verification upon: (i) information contained in a certificate obtained from the Secretary of State of the State of Delaware; (ii) factual information provided to us by the Company or its representatives; and (iii) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. In addition, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

          Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware, the internal law of the State of Illinois or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. Without limiting the generality of the preceding sentence, we express no opinion with respect to compliance with any state securities (or "Blue Sky") laws or regulations. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

          We hereby consent to the filing of this letter with the Commission as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.
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Material Sciences Corporation
August 18, 1997
Page 3


          You may rely upon this letter only for the purpose described in the initial paragraph of this letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and
(iii) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

                                 Very truly yours,

                                 /s/ KIRKLAND & ELLIS

                                 KIRKLAND & ELLIS